January 22, 2009                                                                                                                     FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly and Annual Earnings

Financial Highlights for the Fourth Quarter and Twelve Months of 2008:

•
The Company’s and Bank’s regulatory capital levels increased, and both entities remained “well capitalized” as defined by the Federal banking agencies’ capital-related regulations as of December 31, 2008. The Company further strengthened capital levels through its voluntary participation in the U.S. Treasury’s Capital Purchase Program for healthy institutions.

•
The allowance for loan losses increased $3.7 million from December 31, 2007. The allowance as a percentage of total loans was 1.66% at December 31, 2008, as compared to 1.63% at September 30, 2008, and 1.38% at December 31, 2007.

•
Net loans decreased $96.4 million from December 31, 2007, primarily as a result of a reduction in outstanding construction and land development loan balances, which were down $142.1 million from year-end 2007. In addition, unfunded balances of construction and land development loans decreased $195.3 million from $266.4 million at December 31, 2007, to $71.1 million at December 31, 2008.

•
Loan originations for both consumer and residential lending segments increased from the year ended December 31, 2007. Consumer loan originations increased $3.6 million, or 5.6%, to $68.1 million for the full year 2008 as compared to 2007. Single-family residential loan originations increased $18.0 million, or 14.1%, to $146.3 million for the full year 2008 as compared to 2007. A significant portion of originated residential loans are subsequently sold without recourse to the secondary mortgage market.

•
Non-interest income decreased 8.8% ($606,000) in the fourth quarter 2008, and declined 4.4% ($1.3 million) for the twelve months of 2008 over the comparable periods in 2007. For the fourth quarter 2008, the decrease in non-interest income was primarily due to the $2.1 million (pre-tax) impairment write-down of certain available-for-sale equity investments and a decrease of $581,000 in commission revenue from the Company’s travel and investment divisions. The decrease was partially offset by an increase of $1.7 million in income related to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

•
As part of the Company’s on-going expense management, excluding foreclosure losses and credit-related expenses, operational expense items were down $1.0 million in the fourth quarter 2008 compared to the same period in 2007.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended December 31, 2008, were $.25 per diluted common share ($3.3 million) compared to the $.48 per diluted common share ($6.4 million) the Company earned during the same quarter in the prior year. The effects of the Company’s hedge accounting entries recorded increased earnings for the quarter ended December 31, 2008, by $684,000 and increased earnings for the quarter ended December 31, 2007, by $107,000.  Earnings for the fourth quarter 2008 were also impacted by the items noted above in the “Financial Highlights” section.

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Preliminary earnings for the twelve months ended December 31, 2008, were $(0.35) per diluted common share ($4.7 million loss) compared to the $2.15 per diluted share ($29.3 million) the Company earned during the same period in the prior year. The effects of the Company’s hedge accounting entries recorded increased earnings for the twelve months ended December 31, 2008, by $2.5 million and increased earnings for the twelve months ended December 31, 2007, by $340,000.

For the three months ended December 31, 2008, annualized return on average equity (ROAE) was 8.32%; annualized return on average assets (ROAA) was 0.55%; and annualized net interest margin (NIM) was 2.80%.  The non-cash amortization of prepaid broker fees to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 10 basis points (from 2.90%).

For the twelve months ended December 31, 2008, ROAE was (2.47)%; ROAA was (0.18)%; and NIM was 3.01%.  The non-cash amortization of prepaid broker fees to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 13 basis points (from 3.14%).

Great Southern President and CEO Joseph W. Turner commented, “The year 2008 was one of the most challenging years in our Company’s 86-year history. While we are disappointed with our overall financial performance, the challenges of the year also underscored the underlying strength and soundness of our institution. The Company’s Tier 1 risk-based and total risk-based capital levels are stronger than 2007 year-end levels, even without the Treasury’s Capital Purchase Program investment. The Company’s on-balance and off-balance sheet liquidity levels increased for the year and are strong.

“As anticipated, net loans decreased for the fourth quarter and the year with declines primarily in the construction and land development sector. Importantly, loans to consumer lending customers and single-family residential loan customers were up over year-end 2007 levels. Consumer and residential loan originations increased compared to 2007 and totaled $68.1 million and $146.3 million, respectively in 2008.

“Credit quality and the efficient resolution of credit issues remains a top priority. Non-performing assets remained elevated in 2008, but at manageable levels. The allowance for loan losses increased $3.7 million from the end of 2007 to $29.2 million. The allowance for loan losses to total loans at December 31, 2008, was 1.66%, which compares favorably with industry averages. In 2009, we expect non-performing assets, loan loss provision levels and net charge-offs to continue to be elevated, but at manageable levels, compared to our Company’s historic results.

“The net interest margin experienced greater compression during the fourth quarter with a decline of 33 basis points to 2.80% as compared to fourth quarter 2007. Most of the decrease in the margin resulted from strategic efforts to maintain significant liquidity in these uncertain times.  Longer-term brokered certificates of deposit were purchased during 2008 to provide liquidity and to maintain in reserve available secured funding lines with the Federal Home Loan Bank and the Federal Reserve Bank.”

Turner added, “The Company’s on-going expense management showed positive signs in the quarter. Non-interest expense decreased $343,000 in the fourth quarter 2008 as compared to the same quarter in 2007.  All expense line items decreased except for foreclosure and credit-related expenses and FDIC insurance premiums. In 2009, FDIC insurance costs are expected to go up by approximately $400,000 per quarter as a result of the FDIC increasing insurance premium for all banks.

“We expect that 2009 will be another difficult year for the industry and the economy at-large, but we worked hard in 2008 to reposition the Company and its balance sheet to better manage through the current recession.  Our associates are focused on doing what is right for our customers, our communities and shareholders. This

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focus will be the key to our success in positioning the Company for long-term growth and increasing long-term shareholder value.”

Selected Financial Data and Non-GAAP Reconciliation:

      (Dollars in thousands)

	Three Months Ended December 31, 2008			Twelve Months Ended December 31, 2008
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,242	$(639)	$17,881	$71,583	$(3,111)	$74,694
Provision for loan losses	5,000	--	5,000	52,200	--	52,200
Non-interest income	6,309	1,691	4,618	28,144	6,976	21,168
Non-interest expense	13,383	--	13,383	55,706	--	55,706
Provision for income taxes	1,599	(368)	1,231	(3,751)	(1,353)	(5,104)
Net income	$3,569	$684	$2,885	$(4,428)	$2,512	$(6,940)
Net income available to common shareholders	$3,327	$684	$2,643	$(4,670)	$2,512	$(7,182)

	Three Months Ended December 31, 2007			Twelve Months Ended December 31, 2007
	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps

Net interest income	$17,799	$(523)	$18,322	$71,405	$(1,172)	$72,577
Provision for loan losses	1,350	--	1,350	5,475	--	5,475
Non-interest income	6,915	687	6,228	29,419	1,695	27,724
Non-interest expense	13,726	--	13,726	51,707	--	51,707
Provision for income taxes	3,199	(57)	3,142	14,343	(183)	14,160
Net income	$6,439	$107	$6,332	$29,299	$340	$28,959

Selected Financial Data and Non-GAAP Reconciliation:
      (Dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings (per common share)	$3,327	$.25	$6,439	$.48	$(4,670)	$(.35)	$29,299	$2.15

Amortization of deposit broker
origination fees (net of taxes)	415		340		2,022		762

Net change in fair value of interest
rate swaps and related deposits
(net of taxes)	(1,099)		(447)		(4,534)		(1,102)

Earnings excluding impact
of hedge accounting entries	$2,643		$6,332		$(7,182)		$28,959

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the fourth quarter of 2008 decreased $557,000 to $17.2 million compared to $17.8 million for the fourth quarter of 2007. Net interest margin was 2.80% in the quarter ended December 31, 2008, compared to 3.13% in the same period in 2007, a decrease of 33 basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps (amortization of deposit broker origination fees), economically, net interest income for the fourth quarter of 2008 decreased $441,000 to $17.9 million compared to $18.3 million for the fourth quarter of 2007. Net interest margin excluding the effects of the accounting change was 2.90% in the quarter ended December 31, 2008, compared to 3.22% in the quarter ended December 31, 2007.

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Most of the decrease in net interest margin resulted from the decision by the Company to increase the amount of longer-term brokered certificates of deposit during 2008 to provide liquidity for operations and to maintain in reserve its available secured funding lines with the Federal Home Loan Bank (FHLBank) and the Federal Reserve Bank. In 2008, the Company issued approximately $359 million of new brokered certificates which are fixed rate certificates with maturity terms of generally two to four years, which the Company (at its discretion) may redeem at par generally after six months. As market interest rates on these types of deposits have decreased in recent months, the Company has begun to redeem some of these certificates in 2009 in order to lock in cheaper funding rates. In addition during 2008, the Company issued approximately $137 million of new brokered certificates, which are fixed rate certificates with maturity terms of generally two to four years, which the Company may not redeem prior to maturity. There are no interest rate swaps associated with these brokered certificates. These longer-term certificates carry an interest rate that is approximately 150 basis points higher than the interest rate that the Company would have paid if it instead utilized short-term advances from the FHLBank. The Company decided the higher rate was justified by the longer term and the ability to keep committed funding lines available throughout 2008. The net interest margin was also negatively impacted as the Company originated some of the new certificates in advance of the anticipated terminations of these existing certificates, thereby causing the Company to have excess funds for a period of time. These excess funds were invested in short-term cash equivalents at rates that at times caused the Company to earn a negative spread. The average balance of interest-bearing cash equivalents in the three and twelve months ended December 31, 2008, was $76 million and $42 million, respectively. This compares to the average balance of interest-bearing cash equivalents in the three and twelve months ended December 31, 2007, of $3 million and $9 million, respectively. Partially offsetting the increase in brokered CDs, several existing brokered certificates were redeemed by the Company in 2008 as the related interest rate swaps were terminated by the swap counterparties. Interest rate swap notional amounts have decreased from $419 million at December 31, 2007, to $11 million at December 31, 2008.

Another factor that in 2008 negatively impacted net interest income was the elevated level of LIBOR interest rates compared to Federal Funds rates as a result of credit and liquidity concerns in financial markets. These LIBOR interest rates were elevated approximately 50-75 basis points compared to historical averages versus the stated Federal Funds rate for most of the three months ended December 31, 2008. In the latter portion of December 2008 and so far into January 2009, LIBOR rates have decreased from their higher levels in comparison to the stated Federal Funds rate. While these LIBOR interest rates are still elevated compared to historical averages in relation to Federal Funds, they have decreased along with recent decreases in the Federal Funds rate. The Company has reduced the amount and percentage of interest rate swaps and other borrowings that are indexed to LIBOR. Funding costs related to local market deposits and brokered certificates of deposit have also been elevated due to competition by issuers seeking to generate significant funding.

The Federal Reserve most recently cut interest rates on December 16, 2008. Great Southern has a significant portfolio of loans which are tied to a “prime rate” of interest. Some of these loans are tied to some national index of “prime,” while most are indexed to “Great Southern prime.” A rate cut by the Federal Reserve generally would have an anticipated immediate negative impact on the Company’s net interest income due to the large total balance of loans which generally adjust immediately as Federal Funds adjust. Because the Federal Funds rate is already very low, there may also be a negative impact on the Company’s net interest income due to the Company’s inability to lower its funding costs in the current environment. Usually any negative impact is expected to be offset over the following 60- to 120-day period, and subsequently is expected to have a positive impact, as the Company’s interest rates on deposits, borrowings and interest rate swaps would normally also go down as a result of a reduction in interest rates by the Federal Reserve, assuming normal credit, liquidity and competitive loan and deposit pricing pressures. Any anticipated positive impact will likely be reduced by the change in the funding mix noted above, as well as retail deposit competition in the Company’s market areas. The Company has elected to leave its “prime rate” of interest at 5.00% in light of the current highly competitive funding environment for deposits and wholesale funds. This

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does not affect a large number of customers as a majority of the loans indexed to “Great Southern prime” are already at interest rate floors which are provided for in individual loan documents.

For the three months ended December 31, 2008, and 2007, interest income was reduced $227,000 and $307,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the quarter. For the twelve months ended December 31, 2008, and 2007, interest income was reduced $1.2 million and $1.6 million, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the period. Partially offsetting this, the Company collected interest which was previously charged off in the amount of $125,000 and $44,000 in the three months ended December 31, 2008, and 2007, respectively, and $227,000 and $183,000 in the twelve months ended December 31, 2008, and 2007, respectively, due to work-out efforts on non-performing assets.

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the twelve months of 2008 increased $178,000 to $71.6 million compared to $71.4 million for the twelve months of 2007. Net interest margin was 3.01% in the twelve months ended December 31, 2008, compared to 3.24% in 2007, a decrease of 23 basis points.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the twelve months of 2008 increased $2.1 million to $74.7 million compared to $72.6 million for the twelve months of 2007. Net interest margin excluding the effects of the accounting change was 3.14% in the twelve months ended December 31, 2008, compared to 3.29% in the twelve months ended December 31, 2007, a decrease of 15 basis points.

Non-GAAP Reconciliation:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
	Dollars (000)%		Dollars (000)%		Dollars (000)%		Dollars (000)%

Net Interest Income/ Margin	$17,242	2.80%	$17,799	3.13%	$71,583	3.01%	$71,405	3.24%

Amortization of deposit broker
origination fees	639	.10	523	.09	3,111	.13	1,172	.05

Net interest income/margin excluding
impact of hedge accounting entries	$17,881	2.90%	$18,322	3.22%	$74,694	3.14%	$72,577	3.29%

For additional information on net interest income components, refer to “Average Balances, Interest Rates and Yields” tables in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the fourth quarter of 2008 was $6.3 million compared with $6.9 million for the fourth quarter of 2007, or a decrease of $606,000. This decrease in non-interest income was primarily the result of the impairment write-down in value of certain available-for-sale equity investments and lower commission revenue from the Company’s travel and investment divisions, partially offset by an increase in income related to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits. The impairment write-down totaled $2.1 million on a pre-tax basis. These equity investments were

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previously included in securities available-for-sale at a cost of $3.1 million and have experienced significant fair value declines over the past year. It is unclear if or when the values of these investment securities will improve, or whether such values will deteriorate further. Based on these developments, the Company recorded an other-than-temporary impairment. The Company continues to hold these securities in the available-for-sale category. The Company also recorded an impairment write-down of $1.1 million on unrelated securities on a pre-tax basis in the fourth quarter of 2007.

Fourth quarter 2008 commission income from the Company’s travel, insurance and investment divisions decreased $581,000, or 25.6%, compared to the same period in 2007. Part of this decrease ($298,000) was in the investment division as a result of the alliance formed with Ameriprise Financial Services through Penney, Murray and Associates. As a result of this change, Great Southern now records most of its investment services activity on a net basis in non-interest income. Thus, non-interest expense related to the investment services division is also reduced. The Company’s travel division also experienced a decrease in commission income of $268,000 in the fourth quarter of 2008 compared to the same period in 2007. Customers are reducing their travel in light of current economic conditions.

A significant increase in non-interest income was due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $1.7 million in the three months ended December 31, 2008, and an increase of $789,000 in the three months ended December 31, 2007. Income of this magnitude related to the change in the fair value of certain interest rate swaps and the related change in the fair value of hedged deposits should not be expected in future quarters. This income is part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge has been (and continues to be) recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty.

Excluding the securities losses and interest rate swap income discussed above, non-interest income for the fourth quarter of 2008 was $6.7 million compared with $7.3 million for the fourth quarter of 2007, or a decrease of $587,000. This decrease was primarily attributable to the lower commission revenue from the Company’s travel and investment divisions, which was discussed above.

Non-interest income for the year ended December 31, 2008, was $28.1 million compared with $29.4 million for the year ended December 31, 2007, or a decrease of $1.3 million. This decrease in non-interest income was primarily the result of the impairment write-down in value of certain available-for-sale equity investments and lower commission revenue from the Company’s travel and investment divisions, partially offset by an increase in income related to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits. The impairment write-down totaled $7.4 million on a pre-tax basis (including $5.3 million related to Fannie Mae and Freddie Mac preferred stock, which was discussed in the September 30, 2008, Quarterly Report on Form 10-Q). These equity investments have experienced significant fair value declines over the past year. It is unclear if or when the values of these investment securities will improve, or whether such values will deteriorate further. Based on these developments, the Company recorded an other-than-temporary impairment. The Company continues to hold these securities in the available-for-sale category. The Company also recorded an impairment write-down of $1.1 million on a pre-tax basis in 2007.

For the year ended December 31, 2008, commission income from the Company’s travel, insurance and investment divisions decreased $1.2 million, or 12.2%, compared to 2007. Part of this decrease ($775,000) was in the investment division as a result of the alliance formed with Ameriprise Financial Services through Penney, Murray and Associates, which was discussed above. The Company’s travel division also experienced a decrease in commission income of $543,000 in 2008 compared to 2007. Customers are reducing their travel in light of current economic conditions.

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A significant increase in non-interest income was due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $7.0 million in the year ended December 31, 2008, and an increase of $1.6 million in the year ended December 31, 2007. Income of this magnitude related to the change in the fair value of certain interest rate swaps and the related change in the fair value of hedged deposits should not be expected in future years. This income is part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge has been (and continues to be) recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty.

Excluding the securities losses and interest rate swap income discussed above, non-interest income for the year ended December 31, 2008, was $28.5 million compared with $28.9 million for the year ended December 31, 2007, or a decrease of $409,000. This decrease was primarily attributable to the lower commission revenue from the Company’s travel and investment divisions, which was discussed above, partially offset by an increase in gains on sales of mortgage loans.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2008 was $13.4 million compared with $13.7 million for the fourth quarter of 2007, or a decrease of $343,000, or 2.5%. The Company’s efficiency ratio for the quarter ended December 31, 2008, was 56.83% compared to 55.54% in the same quarter in 2007. The efficiency ratio in the fourth quarter 2008 and full-year was primarily negatively impacted by the investment write-downs recorded by the Company. The fourth quarter and full-year 2008 efficiency ratios were also negatively impacted by increased expenses related to foreclosures discussed below. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the fourth quarter of 2008 was 59.48% compared to 55.91% in the same period in 2007. The Company’s ratio of non-interest expense to average assets decreased from 2.24% for the three months ended December 31, 2007, to 1.90% for the three months ended December 31, 2008, due to the Company’s on-going cost management efforts and higher balances of investment securities.

Non-interest expense for the twelve months of 2008 was $55.7 million compared with $51.7 million for the twelve months of 2007, or an increase of $4.0 million, or 7.7%. The Company’s efficiency ratio for the twelve months ended December 31, 2008, was 55.86% compared to 51.28% in the same period in 2007. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the twelve months of 2008 was 58.11% compared to 51.55% in the same period in 2007. The Company’s ratio of non-interest expense to average assets decreased from 2.18% for the twelve months ended December 31, 2007, to 2.07% for the twelve months ended December 31, 2008.

In 2007, the Federal Deposit Insurance Corporation (FDIC) began to once again assess insurance premiums on insured institutions. Under the new pricing system, institutions in all risk categories, even the best rated, are charged an FDIC premium. Great Southern received a deposit insurance credit as a result of premiums previously paid. The Company’s credit offset assessed premiums for the first half of 2007, but premiums were owed by the Company in the latter half of 2007 and into 2008. The Company incurred additional deposit insurance expense of $74,000 in the fourth quarter of 2008 compared to the same period in 2007.  The Company expects increased expense in 2009 as a result of the FDIC increasing insurance premiums for all banks. For the year ended December 31, 2008, compared to the same period in 2007, the Company incurred additional deposit insurance expense of $827,000.

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Due to increases in the level of foreclosed assets, foreclosure-related expenses in the fourth quarter of 2008 were higher than the comparable 2007 period by approximately $614,000. Similarly, foreclosure-related expenses increased $2.8 million in the twelve months ended December 31, 2008, compared to the same period in 2007.

In addition to the expense increases noted above, the Company’s increase in non-interest expense in the year ended December 31, 2008, compared to 2007, related to the continued growth of the Company. Late in the first quarter of 2007, Great Southern completed its acquisition of a travel agency in St. Louis. In addition, since June 2007, the Company opened banking centers in Springfield, Mo. and Branson, Mo. In the year ended December 31, 2008, compared to the year ended December 31, 2007, non-interest expenses increased $576,000 related to the ongoing operations of these entities.

Non-GAAP Reconciliation:

	Three Months Ended December 31,
	2008			2007
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%

Efficiency Ratio	$13,383	$23,551	56.83%	$13,726	$24,714	55.54%

Amortization of deposit broker
origination fees	--	639	(1.61)	--	523	(1.18)

Net change in fair value of interest
rate swaps and related deposits	--	(1,691)	4.26	--	(687)	1.55

Efficiency ratio excluding impact
of hedge accounting entries	$13,383	$22,499	59.48%	$13,726	$24,550	55.91%

 * Net interest income plus non-interest income.

	Twelve Months Ended December 31,
	2008			2007
	Non-Interest Expense (000)	Revenue Dollars (000)%		Non-Interest Expense (000)	Revenue Dollars (000)%

Efficiency Ratio	$55,706	$99,727	55.86%	$51,707	$100,824	51.28%

Amortization of deposit broker
origination fees	--	3,111	(1.81)	--	1,172	(.61)

Net change in fair value of interest
rate swaps and related deposits	--	(6,976)	4.06	--	(1,695)	.88

Efficiency ratio excluding impact
of hedge accounting entries	$55,706	$95,862	58.11%	$51,707	$100,301	51.55%

 * Net interest income plus non-interest income.

INCOME TAXES

For the three months ended December 31, 2008, the Company’s effective tax rate was 30.9%. For the twelve months ended December 31, 2008, the Company’s effective tax benefit rate was 45.9%. In future periods, the Company expects its effective tax rate to be 32-35%.

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CAPITAL

As of December 31, 2008, total stockholders’ equity was $234.1 million (8.8% of total assets). As of December 31, 2008, common stockholders’ equity was $178.5 million (6.7% of total assets), equivalent to a book value of $13.34 per common share. Stockholders’ equity at December 31, 2007, was $189.9 million (7.8% of total assets), equivalent to a book value of $14.17 per common share.  As of December 31, 2008, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On December 31, 2008, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 7.76%, Tier 1 risk-based capital ratio was 10.68%, and total risk-based capital ratio was 11.94%. On December 31, 2008, and on a preliminary basis, the Company’s Tier 1 leverage ratio was 10.05%, Tier 1 risk-based capital ratio was 13.84%, and total risk-based capital ratio was 15.09%.

On December 5, 2008, Great Southern Bancorp, Inc. became a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP, it exceeded all “well-capitalized” regulatory benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, in an aggregate exchange of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share. The amount of preferred shares sold represents approximately 3% of the Company’s risk-weighted assets as of September 30, 2008.

Through its preferred stock investment, the Treasury will receive a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable after three years at 100% of the issue price, subject to the approval of the Company’s federal regulator. Earlier redemptions of the preferred stock require that the Company complete an equity offering of at least $14.5 million (or 25% of original preferred stock issuance).

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $3.6 million, from $1.4 million during the three months ended December 31, 2007, to $5.0 million during the three months ended December 31, 2008. The provision for loan losses increased $46.7 million, from $5.5 million during the year ended December 31, 2007, to $52.2 million during the year ended December 31, 2008. See the Company’s Quarterly Report on Form 10-Q for March 31, 2008, for additional information regarding the large provision for loan losses in the first quarter of 2008. The allowance for loan losses increased $3.7 million, or 14.5%, to $29.2 million at December 31, 2008, compared to $25.5 million at December 31, 2007. Net charge-offs were $5.2 million in the three months ended December 31, 2008, versus $2.0 million in the three months ended December 31, 2007. Five relationships make up $3.8 million of the net charge-off total for the 2008 fourth quarter. Three of these relationships are included in non-performing loans, and two relationships are included in foreclosed assets. Net charge-offs were $48.5 million in the year ended December 31, 2008, versus $6.3 million in the year ended December 31, 2007. The increase in charge-offs for the year ended December 31, 2008, was due principally to the $35 million which was provided for and charged off in the quarter ended March 31, 2008, related to the Company's loans to the Arkansas-based bank holding company and related loans to individuals described in the Company’s Quarterly Report on Form 10-Q for March 31, 2008. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions and charge-offs. As properties were transferred into non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

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Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans was 1.66%, 1.63% and 1.38% at December 31, 2008, September 30, 2008, and December 31, 2007, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at December 31, 2008, were $65.9 million, down $0.1 million from September 30, 2008, and up $10.0 million from December 31, 2007. Non-performing assets as a percentage of total assets were 2.48% at December 31, 2008, compared to 2.61% at September 30, 2008, and 2.30% at December 31, 2007. Compared to December 31, 2007, non-performing loans decreased $2.3 million to $33.2 million while foreclosed assets increased $12.3 million to $32.7 million. Commercial real estate, construction and business loans comprised $29.7 million, or 89%, of the total $33.2 million of non-performing loans at December 31, 2008.

Non-performing Loans. Compared to September 30, 2008, the total amount of non-performing loans remained unchanged at $33.2 million. Increases in non-performing loans during the quarter ended December 31, 2008, were primarily due to the addition of two loan relationships to the Non-performing Loans category:

•
An $8.3 million loan relationship, which is secured primarily by multiple subdivisions in the St. Louis area. This relationship was charged down $2 million upon transfer to non-performing loans. The $8.3 million balance represents the Company’s total exposure, but only 55% of the total borrowers’ liability, with 45% participated to other banks. This relationship has been with Great Southern since 2005 and lot sales have slowed.

•
A $1.6 million loan relationship, which is secured primarily by eleven houses for sale in Northwest Arkansas. Four of the houses are either under contract or have contracts pending, but none of these sales have been completed at this time.

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Partially offsetting these increases in non-performing loans were the following decreases to non-performing loans during the three months ended December 31, 2008:

•	A $2.5 million loan relationship, which is secured primarily by an office and residential historic rehabilitation project in St. Louis, was assumed by a new borrower upon the sale of the collateral.
•
A $3.0 million loan relationship, which is secured primarily by a condominium development in Kansas City, was reduced to $2.5 million through a principal reduction. This relationship was previously charged down approximately $285,000 upon transfer to non-performing loans.

•
A portion of the primary collateral underlying a $1.2 million loan relationship, lots, houses and duplexes for resale in the Joplin, Mo., area, was sold during the fourth quarter of 2008. The remaining properties, totaling $325,000, were foreclosed during the fourth quarter of 2008.

•
The primary collateral underlying a $0.7 million loan relationship, anticipated tax refunds, was paid off in the three months ended December 31, 2008, by receipt of these tax refunds. In addition, the Company recovered $760,000 into the allowance for loan losses.

•
A $9.2 million loan relationship, which is secured by a condominium and retail historic rehabilitation development in St. Louis, was reduced to $7.7 million due to receipt of Tax Increment Financing funds.

At December 31, 2008, six significant loan relationships accounted for $23.8 million of the total non-performing loan balance of $33.2 million. In addition to the two new relationships noted above, four other significant loan relationships were previously included in Non-performing Loans and remained there at December 31, 2008. These four relationships are described below:

•
A $7.7 million loan relationship, which is secured by a condominium and retail historic rehabilitation development in St. Louis. The original relationship has been reduced through the receipt of Tax Increment Financing funds and a portion of the Federal and State historic tax credits expected to be received by the Company in 2008. Upon receipt of the remaining Federal and State tax credits, the Company expects to reduce the balance of this relationship to approximately $5.0 million, the value of which is substantiated by a recent appraisal. The Company expects to remove this relationship from loans and hold it as a real estate asset once the tax credit process is completed. To date, six of the ten residential units are leased. The retail space is not leased at this time. This relationship was updated above and described more fully in the Company’s 2007 Annual Report on Form 10-K under “Non-performing Assets.”

•
A $2.5 million loan relationship, which is secured primarily by a condominium development in Kansas City. This relationship was updated above and previously described in the Company’s September 30, 2008 Quarterly Report on Form 10-Q under “Non-performing Assets.”

•
A $2.3 million loan relationship, which is secured primarily by commercial land to be developed into commercial lots in Northwest Arkansas. This relationship was previously described in the Company’s September 30, 2008 Quarterly Report on Form 10-Q under “Non-performing Assets.”

•
A $1.4 million loan relationship, which is secured primarily by a residential subdivision development and developed lots in various subdivisions in Springfield, Mo. This relationship was charged down approximately $413,000 in the fourth quarter of 2008 upon receipt of updated appraisals to establish the value of the collateral.

Potential Problem Loans. Potential problem loans increased $1.7 million during the three months ended December 31, 2008, from $16.1 million at September 30, 2008, to $17.8 million at December 31, 2008, which was $12.6 million less than at December 31, 2007. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended December 31, 2008, Potential Problem Loans increased primarily due to the addition of two unrelated relationships totaling $1.8 million to the Potential Problem Loans category. These two additional relationships

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include: a $932,000 relationship primarily secured by condominiums and vacant land in Branson, Mo.; and an $868,000 relationship primarily secured by subdivision lots near Joplin, Mo. Decreases totaling $1.2 million in Potential Problem Loans resulted primarily from the transfer of one relationship described above as a $1.6 million relationship added in the Non-performing Loans category.

Foreclosed Assets.  Foreclosed assets decreased $151,000 during the three months ended December 31, 2008, from $32.8 million at September 30, 2008, to $32.7 million at December 31, 2008. Compared to a balance of $20.4 million at December 31, 2007, foreclosed assets increased $12.3 million. During the three months ended December 31, 2008, foreclosed assets increased primarily due to the addition of one $2.7 million relationship consisting of subdivision lots in the St. Louis area and the addition of several smaller relationships that involve houses which are completed and for sale or under construction, as well as developed subdivision lots.  Foreclosed assets decreased primarily due to the sale of one $1.3 million relationship consisting of a restaurant in Northwest Arkansas, the sale of one $1.6 million relationship consisting of subdivision lots in the Kansas City, Mo. area, the sale of one $1.1 million relationship consisting of an office building in Southwest Missouri and the sale of several smaller relationships that involve houses which are completed or under construction, as well as developed subdivision lots.

At December 31, 2008, eight separate relationships comprise $20.4 million, or 63%, of the total foreclosed assets balance. In addition to the one new relationship described above, seven of these relationships were previously described more fully in the Company’s September 30, 2008 Quarterly Report on Form 10-Q under “Foreclosed Assets.”

BUSINESS INITIATIVES

The Company is expanding its retail banking center network in the St. Louis and Kansas City metropolitan regions. This is part of the Company’s overall long-term plan to open two to three banking centers per year as market conditions warrant. The Company’s first retail banking center in the St. Louis market is expected to open in April 2009. Located in Creve Coeur, Mo., the full-service banking center will complement a loan production office and a Great Southern Travel office already in operation in this market. Construction will be underway soon on a second banking center in the Lee’s Summit, Mo., market, a suburb of Kansas City. The banking center should be completed in late 2009 and will enhance access and service to Lee’s Summit-area customers. Great Southern opened its first Lee’s Summit retail location in 2006.

Great Southern is participating in the FDIC’s Temporary Liquidity Guarantee Program (TLGP), which consists of two basic components: (1) the Transaction Account Guarantee Program and (2) the Debt Guarantee Program. Through the Transaction Account Guarantee Program, Great Southern is purchasing additional FDIC insurance coverage for its customers. Great Southern customers with noninterest-bearing deposit accounts, Lawyer’s Trust Accounts, and NOW accounts paying interest at a rate less than 0.50 percent will be fully insured by the FDIC regardless of the account balance, through December 31, 2009. Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules, which was recently increased from $100,000 to $250,000 per depositor.

The Debt Guarantee Program, which guarantees newly issued senior unsecured debt of banks and thrifts, could be utilized by the Company in the future. At present, the Company has no senior unsecured debt currently outstanding.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”.  The last reported sale price of GSBC stock in the quarter ended December 31, 2008, was $11.44.

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Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients.  Headquartered in Springfield, Mo., Great Southern operates 39 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and twelve months ended December 31, 2008, and 2007, are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	December 31, 2008	December 31, 2007	September 30, 2008
	(Dollars in thousands)

Total assets	$2,659,923	$2,431,732	$2,527,912
Loans receivable, gross	1,746,159	1,838,853	1,795,962
Allowance for loan losses	29,163	25,459	29,379
Foreclosed assets, net	32,659	20,399	32,810
Available-for-sale securities, at fair value	647,648	425,028	505,715
Deposits	1,908,028	1,763,146	1,854,474
Total borrowings	500,030	461,517	485,569
Total stockholders' equity	234,087	189,871	168,784
Common stockholders' equity	178,507	189,871	168,784
Non-performing assets	65,861	55,874	66,035

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2008	2007	2008	2007	2008
Selected Operating Data:	(Dollars in thousands)

Interest income	$35,786	$40,733	$144,814	$163,871	$35,024
Interest expense	18,544	22,934	73,231	92,466	16,657
Net interest income	17,242	17,799	71,583	71,405	18,367
Provision for loan losses	5,000	1,350	52,200	5,475	4,500
Non-interest income	6,309	6,915	28,144	29,419	1,789
Non-interest expense	13,383	13,726	55,706	51,707	14,650
Provision (credit) for income taxes	1,599	3,199	(3,751)	14,343	182
Net income (loss)	$3,569	$6,439	$(4,428)	$29,299	$824
Net income (loss) available to
common shareholders	$3,327	$6,439	$(4,670)	$29,299	$824

	At or For The Three Months Ended December 31,		At or For The Twelve Months Ended December 31,		At or For The Three Months Ended September 30,
	2008	2007	2008	2007	2008
Per Common Share:
Net income (loss) (fully diluted)	$.25	$.48	$(.35)	$2.15	$.06
Book value	$13.34	$14.17	$13.34	$14.17	$12.61

Earnings Performance Ratios:
Annualized return on average assets	0.55%	1.08%	(0.18)%	1.25%	.13%
Annualized return on average stockholders’ equity	8.32%	13.47%	(2.47)%	15.78%	1.90%
Net interest margin	2.80%	3.13%	3.01%	3.24%	3.13%
Net interest margin excluding hedge acctg. entries	2.90%	3.22%	3.14%	3.29%	3.15%
Average interest rate spread	2.56%	2.62%	2.74%	2.71%	2.87%
Efficiency ratio	56.83%	55.54%	55.86%	51.28%	72.68%
Non-interest expense to average total assets	1.90%	2.24%	2.07%	2.18%	2.07%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.66%	1.38%	1.66%	1.38%	1.63%
Non-performing assets to period-end assets	2.48%	2.30%	2.48%	2.30%	2.61%
Non-performing loans to period-end loans	1.90%	1.92%	1.90%	1.92%	1.84%
Annualized net charge-offs to average loans	1.16%	.44%	2.63%	.35%	.51%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	December 31, 2008	December 31, 2007	September 30, 2008
	(Unaudited)		(Unaudited)

ASSETS
Cash	$135,043	$79,552	$56,020
Interest-bearing deposits in other financial institutions	32,877	973	67,008
Cash and cash equivalents	167,920	80,525	123,028
Available-for-sale securities	647,678	425,028	505,715
Held-to-maturity securities (fair value $1,422 – December 2008;
$1,508 – December 2007	1,360	1,420	1,360
Mortgage loans held for	4,695	6,717	5,184
Loans receivable, net of allowance for loan losses of
$29,163 – December 2008; $25,459 – December	1,716,996	1,813,394	1,766,583
Interest receivable	13,287	15,441	12,103
Prepaid expenses and other assets	14,179	14,904	17,666
Foreclosed assets held for sale,	32,659	20,399	32,810
Premises and equipment,	30,030	28,033	29,954
Goodwill and other intangible assets	1,687	1,909	1,737
Investment in Federal Home Loan Bank stock	8,333	13,557	8,448
Refundable income taxes	7,048	1,701	7,252
Deferred income taxes	14,051	8,704	16,072
Total Assets	$2,659,923	$2,431,732	$2,527,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,908,028	$1,763,146	$1,854,474
Securities sold under reverse repurchase agreements with customers	215,261	143,721	229,274
Federal Home Loan Bank advances	120,472	213,867	122,847
Structured repurchase agreements	50,000	--	50,000
Short-term borrowings	83,368	73,000	52,519
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	9,225	6,149	8,882
Advances from borrowers for taxes and insurance	334	378	1,232
Accounts payable and accrued expenses	8,219	10,671	8,971
Total Liabilities	2,425,836	2,241,861	2,359,128

Stockholders’ Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; issued and outstanding December 2008 –
58,000 shares	55,580	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2008 – 13,380,969 shares; December 2007 –
13,400,197 shares	134	134	134
Stock warrants; December 2008 – 909,091 shares	2,452	--	--
Additional paid-in capital	19,811	19,342	19,693
Retained earnings	156,247	170,933	155,329
Accumulated other comprehensive income (loss)	(137)	(538)	(6,372)
Total Stockholders' Equity	234,087	189,871	168,784
Total Liabilities and Stockholders' Equity	$2,659,923	$2,431,732	$2,527,912

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	THREE MONTHS ENDED December 31,		TWELVE MONTHS ENDED December 31,		THREE MONTHS ENDED September 30,
	2008	2007	2008	2007	2008
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$28,436	$35,242	$119,829	$142,719	$28,992
Investment securities and other	7,350	5,491	24,985	21,152	6,032
TOTAL INTEREST INCOME	35,786	40,733	144,814	163,871	35,024
INTEREST EXPENSE
Deposits	15,405	18,744	60,876	76,232	13,708
Federal Home Loan Bank advances	1,138	1,899	5,001	6,964	1,140
Short-term borrowings and repurchase agreements	1,636	1,780	5,892	7,356	1,473
Subordinated debentures issued to capital trust	365	511	1,462	1,914	336
TOTAL INTEREST EXPENSE	18,544	22,934	73,231	92,466	16,657
NET INTEREST INCOME	17,242	17,799	71,583	71,405	18,367
PROVISION FOR LOAN LOSSES	5,000	1,350	52,200	5,475	4,500
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	12,242	16,449	19,383	65,930	13,867
NON-INTEREST INCOME
Commissions	1,687	2,268	8,724	9,933	1,964
Service charges and ATM fees	3,749	3,883	15,352	15,153	4,067
Net realized gains on sales of loans	288	354	1,415	1,037	369
Net realized gains (losses) on sales and impairments of
available-for-sale securities	(2,056)	(1,131)	(7,342)	(1,127)	(5,293)
Net gain (loss) on sales of fixed assets	16	13	191	48	9
Late charges and fees on loans	188	210	819	962	259
Change in interest rate swap fair value net of change
in hedged deposit fair value	1,695	789	6,981	1,632	32
Other income	742	529	2,004	1,781	382
TOTAL NON-INTEREST INCOME	6,309	6,915	28,144	29,419	1,789
NON-INTEREST EXPENSE
Salaries and employee benefits	7,273	7,788	31,081	30,161	7,561
Net occupancy and equipment expense	2,069	2,083	8,281	7,927	2,027
Postage	551	561	2,240	2,230	558
Insurance	561	488	2,223	1,473	542
Advertising	206	382	1,073	1,446	247
Office supplies and printing	166	220	820	879	209
Telephone	343	356	1,396	1,363	320
Legal, audit and other professional fees	504	380	1,739	1,247	515
Expense (income) on foreclosed assets	947	333	3,431	608	1,868
Other operating expenses	763	1,135	3,422	4,373	803
TOTAL NON-INTEREST EXPENSE	13,383	13,726	55,706	51,707	14,650
INCOME (LOSS) BEFORE INCOME TAXES	5,168	9,638	(8,179)	43,642	1,006
PROVISION (CREDIT) FOR INCOME TAXES	1,599	3,199	(3,751)	14,343	182
NET INCOME (LOSS)	$3,569	$6,439	$(4,428)	$29,299	$824
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	242	--	242	--	--
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$3,327	$6,439	$(4,670)	$29,299	$824
BASIC EARNINGS PER COMMON SHARE	$.25	$.48	$(0.35)	$2.16	$.06
DILUTED EARNINGS PER COMMON SHARE	$.25	$.48	$(0.35)	$2.15	$.06
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.18	$.72	$.68	$.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $491,000 and $777,000 for the three months ended December 31, 2008 and 2007, respectively. Fees included in interest income were $2.5 million and $3.2 million for the twelve months ended December 31, 2008 and 2007, respectively. Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	December 31, 2008	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	6.22%	$215,201	$3,354	6.20%	$190,785	$3,358	6.98%
Other residential	6.54	121,956	1,875	6.12	83,627	1,718	8.15
Commercial real estate	6.46	479,296	8,007	6.65	467,845	9,165	7.77
Construction	5.98	587,770	9,106	6.16	674,386	13,431	7.90
Commercial business	5.91	133,965	2,047	6.08	183,778	3,572	7.71
Other loans	7.32	192,275	3,049	6.31	167,335	3,035	7.19
Industrial revenue bonds	6.38	61,528	998	6.45	56,938	963	6.71

Total loans receivable	6.35	1,791,991	28,436	6.31	1,824,694	35,242	7.66

Investment securities and other interest-earning assets	5.00	659,333	7,350	4.43	432,346	5,491	5.04

Total interest-earning assets	5.97	2,451,324	35,786	5.81	2,257,040	40,733	7.16
Non-interest-earning assets:
Cash and cash equivalents		81,768			73,980
Other non-earning assets		80,358			58,581
Total assets		$2,613,450			$2,389,601

Interest-bearing liabilities:
Interest-bearing demand and savings	1.18	$388,461	1,251	1.28	$511,448	3,967	3.08
Time deposits	3.67	1,415,323	14,154	3.98	1,113,609	14,777	5.26
Total deposits	3.13	1,803,784	15,405	3.40	1,625,057	18,744	4.58
Short-term borrowings and structured repo	1.78	314,328	1,636	2.07	180,786	1,780	3.91
Subordinated debentures issued to capital trust	4.87	30,929	365	4.69	30,929	511	6.55
FHLB advances	3.30	122,255	1,138	3.70	167,024	1,899	4.51

Total interest-bearing Liabilities	2.95	2,271,296	18,544	3.25	2,003,796	22,934	4.54
Non-interest-bearing liabilities:
Demand deposits		142,361			172,219
Other liabilities		11,271			22,441
Total liabilities		2,424,928			2,198,456
Stockholders’ equity		188,522			191,145
Total liabilities and stockholders’ equity		$2,613,450			$2,389,601

Net interest income:
Interest rate spread	3.02%		$17,242	2.56%		$17,799	2.62%
Net interest margin*				2.80%			3.13%
Average interest-earning assets to average interest-bearing liabilities		107.9%			112.6%
_______________
*Defined as the Company’s net interest income divided by total interest-earning assets.

	December 31, 2008	Twelve Months Ended December 31, 2008			Twelve Months Ended December 31, 2007
	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	6.22%	$206,299	$13,290	6.44%	$180,797	$12,714	7.03%
Other residential	6.54	109,348	7,214	6.60	81,568	6,914	8.48
Commercial real estate	6.46	479,347	32,250	6.73	456,377	37,614	8.24
Construction	5.98	649,037	41,448	6.39	673,576	55,993	8.31
Commercial business	5.91	162,512	10,013	6.16	171,902	14,160	8.24
Other loans	7.32	179,731	11,871	6.60	153,421	11,480	7.48
Industrial revenue bonds	6.38	55,728	3,743	6.72	56,612	3,844	6.79

Total loans receivable	6.35	1,842,002	119,829	6.51	1,774,253	142,719	8.04

Investment securities and other interest-earning assets	5.00	533,567	24,985	4.68	430,874	21,152	4.91

Total interest-earning assets	5.97	2,375,569	144,814	6.10	2,205,127	163,871	7.43
Non-interest-earning assets:
Cash and cash equivalents		71,989			84,668
Other non-earning assets		74,446			50,648
Total assets		$2,522,004			$2,340,443

Interest-bearing liabilities:
Interest-bearing demand and savings	1.18	$484,490	8,370	1.73	$480,756	16,043	3.34
Time deposits	3.67	1,268,941	52,506	4.14	1,131,825	60,189	5.32
Total deposits	3.13	1,753,431	60,876	3.47	1,612,581	76,232	4.73
Short-term borrowings and structured repo	1.78	262,004	5,892	2.25	170,946	7,356	4.30
Subordinated debentures issued to capital trust	4.87	30,929	1,462	4.73	28,223	1,914	6.78
FHLB advances	3.30	133,477	5,001	3.75	144,773	6,964	4.81

Total interest-bearing liabilities	2.95	2,179,841	73,231	3.36	1,956,523	92,466	4.72
Non-interest-bearing liabilities:
Demand deposits		147,665			171,479
Other liabilities		10,823			26,716
Total liabilities		2,338,329			2,154,718
Stockholders’ equity		183,675			185,725
Total liabilities and stockholders’ equity		$2,522,004			$2,340,443

Net interest income:
Interest rate spread	3.02%		$71,583	2.74%		$71,405	2.71%
Net interest margin*				3.01%			3.24%
Average interest-earning assets to average interest-bearing liabilities		109.0%			112.7%
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*Defined as the Company’s net interest income divided by total interest-earning assets.